Exhibit 4B
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                      SECOND SUPPLEMENTAL SENIOR INDENTURE

                                     BETWEEN

                            MORGAN STANLEY GROUP INC.

                                       AND

                                 CHEMICAL BANK,
                                     Trustee


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                           Dated as of April 15, 1996
                                   -----------

                        SUPPLEMENTAL TO SENIOR INDENTURE
                DATED AS OF APRIL 15, 1989, AS SUPPLEMENTED BY A
          FIRST SUPPLEMENTAL SENIOR INDENTURE DATED AS OF MAY 15, 1991



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                  SECOND SUPPLEMENTAL SENIOR INDENTURE dated as of April 15,
1996 (the "Second Supplemental Indenture") between Morgan Stanley Group Inc., a Delaware corporation (the "Issuer"), and Chemical Bank, as trustee (the "Trustee").

                              W I T N E S S E T H:

                  WHEREAS, the Issuer and the Trustee are parties to that certain Senior Indenture dated as of April 15, 1989, as supplemented by a First Supplemental Senior Indenture dated as of May 15, 1991 (as so supplemented, the "Indenture");

                  WHEREAS, Section 8.1 of the Indenture provides that, without the consent of Holders of any Securities or Coupons, the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee may enter into indentures supplemental to the Indenture for the purpose of, among other things, making any provisions as the Issuer may deem necessary or desirable, subject to the conditions set forth therein;

                  WHEREAS, the Issuer desires to add to and modify certain provisions of the Indenture to reflect (1) the change of the Issuer's address and (2) a modification of the officers of the Issuer who are authorized to execute certain documents in connection with the issuance of Securities;

                  WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

                  WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Issuer in accordance with its terms have been done.

                  NOW, THEREFORE, for and in consideration of the premises, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Securities and of the Coupons, if any, appertaining thereto as follows:


                                   ARTICLE ONE

                  1.1. Application of Article One. The provisions of this Article One shall apply to (a) Holders of all series of Securities issued under the Indenture and Outstanding at the date hereof and (b) Holders of any series of Securities that may be issued under the Indenture subsequent to the date hereof.

                  1.2. Amendment of Section 1.1. Section 1.1 of the Indenture is hereby amended by

                  (a) deleting the definition of "Issuer Order" and inserting in lieu thereof the following: " `Issuer Order' means a written statement, request or order of the Issuer signed in its name by the chairman or vice chairman of the Board of Directors, the president, the chief financial officer, the treasurer or any managing director of the Issuer or such other person specifically designated by the Board of Directors or the Executive Committee thereof to execute any such written statement, request or order."; and

                  (b) deleting in the definition of "Officer's Certificate" the first sentence and inserting in lieu thereof the following:
         " `Officer's Certificate' means a certificate signed by the chairman or vice chairman of the Board of Directors, the president, the chief financial officer, the treasurer or any managing director of the Issuer or such other person specifically designated by the Board of Directors or the Executive Committee thereof to execute any such certificate and delivered to the Trustee.".

                  1.3. Amendment of Section 2.5. Section 2.5 of the Indenture shall be amended by deleting the first paragraph and inserting in lieu thereof the following:

                  The Securities and, if applicable, each Coupon appertaining thereto shall be signed on behalf of the Issuer by the chairman or vice chairman of the Board of Directors, the president, the chief financial officer, the treasurer or any managing director of the Issuer or such other person specifically designated by the Board of Directors or the Executive Committee thereof to execute Securities or, if applicable, Coupons, which Securities or Coupons may, but need not, be attested. Such signatures may be the manual or facsimile signatures of the present or any future such officers. Minor errors or defects in any such reproduction of any such signature shall not affect the validity or enforceability of any Security that has been duly authenticated and delivered by the Trustee.

                  1.4. Amendment of Section 11.4. Section 11.4 of the Indenture is hereby amended by deleting in the first sentence of the first paragraph the address "1251 Avenue of the Americas, New York, New York 10020" and inserting in lieu thereof the following: "1585 Broadway, New York, New York 10036".


                                   ARTICLE TWO

                                  MISCELLANEOUS

                  2.1. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Second Supplemental Indenture.


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                  2.2. Other Terms of Indenture. Except insofar as herein
otherwise expressly provided, all the provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

                  2.3. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

                  2.4. GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SECOND SUPPLEMENTAL INDENTURE.

                  2.5. Multiple Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes, but such counterparts shall together be deemed to constitute but one and the same instrument.

                  2.6. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity of this Second Supplemental Indenture.

                             * * * * * * * * * * * *
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                  IN WITNESS WHEREOF, this Second Supplemental Indenture has been duly executed by the Issuer and the Trustee as of the day and year first written above.


                                            MORGAN STANLEY GROUP INC.


                                            By: ______________________
                                                  Title:


Attest:

By: _________________________
     Assistant Secretary



                                            CHEMICAL BANK, as Trustee


                                            By: ______________________
                                                  Title:


Attest:

By: ______________________



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